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                                                                 EXHIBIT 10.48

                                 EMPLOYMENT AGREEMENT



     THIS AGREEMENT is entered into as of this 1st day January, 1997 by and between WASHINGTON MORTGAGE FINANCIAL GROUP, LTD., a Delaware corporation, (the "Employer") and David J. Sibbold (the "Executive").

     WHEREAS, the Employer desires to obtain the services and employment of the Executive, and the Executive desires to secure employment from the Employer, upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     1. TERM OF EMPLOYMENT. The Employer agrees to employ the Executive, and the Executive accepts employment exclusively with the Employer, for the period of five (5) years, commencing on January 1, 1997 and ending at the close of business on December 31, 2001 unless sooner terminated as provided in this Agreement. For the purposes of this Agreement, the period commencing on January 1, 1997 and ending at the close of business on December 31, 2001 shall be referred to as the "Employment Period."

     2.     COMPENSATION.

          (a) BASE SALARY. The Executive shall receive a base salary at the annual rate of $105,000.00 (the "Base Salary"), subject to adjustment from time to time by the Employer. The compensation provided for in this Section shall be in addition to any bonuses or other additional compensation specified in this Agreement or provided at the option of the Employer.

          (b) SALARY PAYMENT. All Base Salary due under this Section shall be paid in accordance with the salary payment schedule for executives of the Employer as, from time to time, may be adopted by the Employer in its sole discretion.

          (c) BONUS AND COMMISSIONS. In addition to the Base Salary, the Executive shall be entitled to additional, incentive compensation in the form of a bonus or commission income, commencing as to calendar year 1997, as provided in the Bonus and Commission Plan attached hereto as EXHIBIT A.

     3. PERFORMANCE APPRAISAL AND DISCRETIONARY BASE SALARY ADJUSTMENTS. The Executive's work performance shall be reviewed in March of each year beginning in 1997. As part of this annual performance appraisal review, the Base Salary shall be reviewed and may be adjusted to reflect the Executive's performance. The Base Salary may not be reduced without the prior written consent of the Executive.

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     4.     CAPACITIES AND DUTIES.  During the term of this Agreement, the
Executive shall work full-time for the Employer and shall be employed in the capacity, and shall have the responsibilities and duties, as specified in the position description attached hereto as EXHIBIT B. The Executive shall also perform such additional duties as may be designated from time to time by the Employer to the extent that such additional duties do not materially interfere with the Executive's duties as described in Exhibit B. The Executive agrees to perform and discharge well and faithfully all duties assigned to him and to devote his full, best and most diligent efforts towards the performance of his duties for the Employer and the furtherance of its business. The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. Nothing in this Agreement shall be construed to prohibit the Executive from engaging in business activities other than those described in Exhibit B, provided that such other business activities may not be competitive with the Employer and may not interfere with the obligation of the Executive to provide full-time services to the Employer under this Agreement.

     5. OTHER BENEFITS. In addition to the foregoing, the Employer shall provide the Executive the following in benefits:

          (a) VACATION. The Executive shall be entitled to four (4) weeks of paid vacation per year.

          (b) EXPENSES. The Employer shall pay and reimburse the Executive for all reasonable and necessary expenses incurred or paid by the Executive in the discharge of his duties hereunder, provided (i) such expenses have been previously authorized by the Employer, and (ii) the Executive submits adequate proof of said expenses to the Employer.

          (c) EMPLOYEE BENEFITS. The Executive shall be eligible to participate in any and all employee benefit plans and programs, including but not limited to, health insurance and retirement programs, which are available to all full-time employees of the Employer.

     6.     TERMINATION; RESIGNATION.

          (a) TERMINATION BY EMPLOYER WITHOUT CAUSE. The Employer may terminate the Executive's services and this Agreement at any time and for any reason or no reason whatsoever by giving thirty (30) days' prior written notice to the Executive. In the event the Executive is terminated by the Employer for any reason other than for Cause, as defined below, the Executive shall (i) be entitled to a severance payment in an amount equal to twelve (12) months' Base Salary (the "Severance Payment"), and (ii) notwithstanding the terms and provisions of Section 7(c) of this Agreement, be subject to the terms and provisions of said Section 7(c) only for a period of one (1) year following the date of termination, provided,

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however, that the Executive shall not be subject to the terms and provisions of said Section 7(c) any time after the Executive waives in writing his right to receive the Severance Payment.

          (b) TERMINATION BY EMPLOYER FOR CAUSE; RESIGNATION OF EXECUTIVE. The Executive shall not be entitled to any Severance Payment (i) in the event that he is terminated by the Employer for Cause, or (ii) in the event that he resigns and terminates his employment with the Employer and the Employer is not in material breach of this Agreement. In either event, he shall also be subject to the terms and provisions of Section 7(c) of this Agreement for that period of time which is equal to (i) the time from the date of termination to the end of the Employment Period (the "Remainder of the Employment Period"), PLUS (ii) one
(1) year.

     For the purposes of this Agreement, "Cause" is hereby defined to mean: (i) the engaging by the Executive in any act of dishonesty in connection with the performance of his employment duties and responsibilities, including but not limited to the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer or the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (ii) with respect to the Executive, the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment, (iii) the Executive's breach of this Agreement, including the failure of the Executive, after notice by and consultation with the Employer, to perform his duties or responsibilities under this Agreement, or (iv) the inability of the Executive to perform his duties or responsibilities for a period of more than one hundred twenty (120) consecutive days due to his own physical or mental illness or incapacity or due to the death or the physical or mental illness or incapacity of a member of his family, provided, however, that if the Executive is terminated pursuant to this paragraph (b)(iv), he shall be entitled to resume his employment with the Employer within ninety (90) days of his termination, subject to the terms and provisions of this Agreement and at the Base Salary which was payable to the Executive at the time of his termination for Cause pursuant to this paragraph (b)(iv). If the Executive elects so to resume his employment with the Employer and is at any time thereafter terminated for Cause pursuant to this paragraph (b)(iv), then such subsequent termination for Cause shall not be subject to or conditioned upon any rights of the Executive to resume employment with the Employer.

          (c) BREACH OF AGREEMENT BY EMPLOYER AND RESIGNATION BY EXECUTIVE. In the event that the Employer materially breaches this Agreement and pursuant to such breach the Executive resigns and terminates his employment with the Employer, and the Executive is not in material breach of this Agreement, then the Executive shall (i) be entitled to the Severance Payment, and (ii) notwithstanding the terms and provisions of Section 7(c) of this Agreement, be subject to the terms and provisions of said Section 7(c) only for a period of one (1) year following the date of termination, provided, however, that the Executive shall not be subject to

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the terms and provisions of said Section 7(c) any time after the Executive waives in writing his right to receive the Severance Payment.

          (d) PAYMENT OF SEVERANCE. Any Severance Payments due under this Agreement shall be paid, in equal monthly installments, over a period of twelve
(12) months after the termination of employment of the Executive.

          (e) SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement for the term necessary to complete any severance payments required to be paid to the Executive hereunder.

     7.     CONFIDENTIAL INFORMATION; NON-COMPETITION.

          (a) INTRODUCTION. The Executive and the Employer recognize that due to the nature of their relationship, the Executive has had access to and will have access to confidential and proprietary information relating to the business and operations of the Employer. The Executive acknowledges that all such information has been and will continue to be of critical importance to the Employer and that disclosure of it to, or its use by, others could cause substantial injury to the Employer.

          (b) CONFIDENTIALITY. The Executive shall keep confidential any confidential information of the Employer which is now known to him or which hereafter becomes known to him as a result of his employment by the Employer, and shall not at any time directly or indirectly disclose any such information to any person or firm or use the same in any way other than in connection with the business of the Employer during, and at all times after termination of, the employment by the Employer of the Executive. The Executive further agrees that he will, upon termination of his employment by or with the Employer, return to the Employer, all confidential information in the Executive's possession, including all books, records, lists and other written, typed or computer printed materials or data, and all copies thereof and excerpts therefrom, whether furnished by the Employer or an affiliate of the Employer or prepared by the Executive, which contain any information relating to the Employer's business, and the Executive agrees that he will neither make nor retain any copies of such materials after termination of his employment. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of confidential information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy (except as must be made public in accordance with court rules and procedures) and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

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          For the purposes of this Agreement, "confidential information" shall mean, to the extent that such information is not generally known or available to the public, any and all: (a) trade secrets concerning the business and affairs of the Employer, data in all media and formats, processes, designs, sketches, photographs, graphs, drawings and inventions, past, current, and planned research and development, current and planned marketing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures, and any other information, however documented, that is a trade secret generally within the meaning of law; and (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing. For the purposes of this Agreement, customer lists shall not include any list prepared by the Executive after the termination of his employment or of this Agreement which are compiled by the Executive without referring to any confidential information.

          (c) NON-COMPETITION; NON-SOLICITATION. During the Employment Period and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, either individually or as owner, director, partner, agent, employee, ,independent contractor, consultant or otherwise, except for the account of and on behalf of the Employer (i) engage in any manner in the multi-family or commercial mortgage banking, brokering or servicing business with, or (ii) solicit, or otherwise attempt to establish for the Executive, or any other person or firm, any business relationships competitive with the Employer with:

               (I) Any Investor which at any time within the twelve (12) months prior to January 1, 1997 was a party to a mortgage servicing agreement or to a mortgage purchase and sale agreement with the Executive, with Proctor & Associates of Michigan, Inc. or with any of the latter's subsidiaries;

               (II) Any Investor which at any time within the twelve (12) months prior to January 1, 1997 was a party to a correspondent agreement with the Executive, with Proctor & Associates of Michigan, Inc. or with any of the latter's subsidiaries;

               (III) Any Investor with or for whom at any time within the twelve (12) months prior to January 1, 1997 either the Executive, Proctor & Associates of Michigan, Inc. or any of the latter's subsidiaries brokered, placed, sold or serviced multi-family or commercial mortgage loans in the aggregate initial principal amount of at least $15 Million;

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               (IV)     Any Investor who, during the Employment Period and for a
period of one (1) year thereafter, employs any personnel (A) who were previously employed by any of the Investors described in (I), (II) and (III) above, and (B) with whom the Executive had a direct business relationship while the personnel was so employed by any of the Investors described in (I), (II) and (III) above and the Executive's relationship with such personnel is responsible for the Executive's business relationship with the Investor described in this subparagraph (IV); or

               (V) Any Investor with whom the Employer, during the Employment Period, has a business relationship as described in (I), (II) and
(III), and with whom the Executive has a direct business relationship at any time during his employment by the Employer.

For purposes of this Agreement, Investor means any business association, partnership, joint venture, corporation of any type, or natural person, whether public or private, which or who purchases, whether for its own account or for others, or brokers to others multi-family or commercial mortgage loans.

          (d) COMPLIANCE. Compliance with this Section 7 is a condition precedent to the Employer's obligation to make any payments of any nature to the Executive.

          (e) EMPLOYER'S REMEDIES. It is recognized that damages in the event of a breach or threatened breach of this Section 7 by the Executive would be difficult, if not impossible, to ascertain or determine, and it is therefore agreed that the Employer, in addition to and without limiting any other remedies or rights it may have, shall have the right to an injunction or other equitable relief in a court of competent jurisdiction enjoining any such breach or threatened beach, and the Executive hereby waives any and all defenses he may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. In the event that the Executive breaches or threatens to breach his obligations under this Section 7 and the Employer institutes legal action to enforce the Executive's obligations under this Section 7, the Executive shall reimburse the Employer for reasonable attorneys' fees and costs incurred by the Employer.

          (f) SURVIVAL. The provisions of this Section 7 shall survive the termination of this Agreement and the Executive's employment by the Employer.

     8. EXECUTIVE REPRESENTATION. The Executive hereby represents and warrants that he is free to enter into this Agreement and that by so doing he is not violating any other agreement, undertaking, obligation, court order or decree which would or may interfere with the performance by the Executive of his obligations hereunder.

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     9.     MISCELLANEOUS.

          (a) NOTICES. Any notice required or permitted under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, or personally delivered, to the parties hereto at the addresses listed below:

          Employer:      Washington Mortgage Financial Group, Ltd.
                         1593 Spring Hill Road, 4th Floor
                         Vienna, Virginia  22182

                         Attention: Howard S. Perkins

          Executive:     David J. Sibbold
                         1351 Woodland Place
                         Plymouth, MI 48170

          (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement concerning the subject matter hereof between the parties, and replaces in toto and fully supersedes any and all prior or existing agreements, including but not limited to stock option agreements, whether written or verbal, between the Employer and the Executive.

          (c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

          (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart shall be deemed an original hereof.

          (e) MODIFICATION. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the Executive and a duly authorized officer of the Employer.

          (f) WAIVER. Failure of any party to exercise, any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

          (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each party hereto, including any Successor.

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          (h)     CAPTIONS.  Captions used herein are for convenience only and are not part of this Agreement and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing this Agreement.

          (i) SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid, unenforceable or void, the remainder of this Agreement shall remain in full force and effect.

          (j) RETURN OF PROPERTY. The Executive authorizes the Employer to withhold any amounts due to him upon termination of his Employment until all property of the Employer entrusted to him or in his possession at any time during his employment by the Employer or an affiliate of the Employer has been returned to the Employer. The Executive authorizes the Employer to deduct from any amounts due to him upon termination of his employment, an amount equal to any outstanding advances by the Employer to him or on his behalf and any amounts otherwise owed by him to the Employer.

     IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement as of the day and year first above written.

                              EMPLOYER:

                              WASHINGTON MORTGAGE FINANCIAL
                              GROUP, LTD.

                              By:
-------------------------          ------------------------------
Witness


                              EXECUTIVE:

                              By:
-------------------------          ------------------------------
Witness


Exhibit A:  Bonus and Commission Plan
Exhibit B:  Position Description

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